Bullion Appoints Fuels Engineer, Dr. Larry Anderson, to Board

OREM, Utah – September 18, 2008 – Bullion Monarch Mining, Inc., (OTCBB: BULM – news), a natural resource company owning gold, silver and oil shale mining interests in Utah and Nevada, announced that Dr. Larry L. Anderson, PhD, has been appointed to the Company’s Board of Directors, effective September 15, 2008.  Dr. Anderson possesses 45 years mining and fuel engineering experience.

Dr. Anderson holds a Bachelor’s of Science in Mining Engineering and a PhD in Fuels Engineering, with a minor in Metallurgy, both from the University of Utah. Throughout his prestigious career, he advised the US Department of Energy and served as a lecturer for NATO Advanced Studies Institute on Fuel Science and Conversion. Currently, he works as Professor Emeritus for the Department of Chemical Engineering, University of Utah. Dr. Anderson is responsible for over 100 research reports and reviews concerning liquefaction and gasification of coal and conversion of plastics, municipal solid waste, agricultural and other wastes into synthetic liquids and gases. Dr. Anderson is credited with co-authoring two volumes related to the production of synthetic fuels from coal and various waste materials.

Mr. R. Don Morris, President and CEO, commented, “My fellow board members and I are delighted to commence working with Dr. Anderson. His outstanding background in both mining and fuels engineering fits precisely with Bullion’s oil shale mining project. This is a perfect time for his entry into the Bullion group, especially as we move closer toward EnShale’s oil shale extraction demonstration plant completion. We are honored to welcome him onboard and look forward to a mutually fulfilling and enduring working relationship.”

BULLION PROFILE

Bullion Monarch Mining, Inc., (www.bullionmm.com), has been involved with precious metal exploration and mining since 1948. Since, Bullion has worked with the likes of Newmont Mining and Kennecott. Bullion owns 80% of EnShale, Inc. activating its entry into oil shale mining and development. Developing new technology with cooperation from Idaho National Laboratories, EnShale is working to complete its demonstration model for environmentally friendly and cost-effective removal of oil from underground mined shale. Initially, Bullion plans to mine shale from lease interests acquired from the State of Utah.

Contact:

Mr. Robert Morris, Bullion Monarch Mining, at 801.426.8111 or robmorris@bullionmm.com

Or, for financial industry members and shareholders, Ms. Laurie S. Roop-Comeau, President, Shareholder Relations, at 435.652.3884 or laurie@shareholder-relations.net

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